EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-217389) pertaining to the 2017 Equity Incentive Plan of Warrior Met Coal, Inc. of our report dated February 14, 2018, with respect to the consolidated financial statements of Warrior Met Coal, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Birmingham, Alabama
February 14, 2018